Exhibit 28(a)(ii)

SunAmerica Series Trust

Amended and Restated Establishment and Designation of Series

WHEREAS, the Trustee(s) of the Trust, acting pursuant to the Declaration of Trust of the Trust as then in effect, have heretofore divided the shares of beneficial interest in the Trust, without par value (the “Shares’) into fifty Series as set forth on Appendix A to the Amended and Restated Declaration of Trust of the Trust effective as of December 1, 2016 ;

WHEREAS, the Trustees of the Trust, at a meeting held on March 23, 2017, authorized the establishment of the following additional series:

SA Legg Mason Tactical Opportunities Portfolio

NOW THEREFORE, the Trustee(s) of the Trust do hereby declare, pursuant to Section 4.9 of the Declaration of Trust that the following Series of the Trust have been established and designated, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Aggressive Growth Portfolio

2.	American Funds Asset Allocation SAST Portfolio

3.	American Funds Global Growth SAST Portfolio

4.	American Funds Growth SAST Portfolio

5.	American Funds Growth-Income SAST Portfolio

6.	Balanced Portfolio (f/k/a SunAmerica Balanced Portfolio)

7.	Blue Chip Growth Portfolio

8.	Capital Growth Portfolio (f/k/a Goldman Sachs Research Portfolio)

9.	Corporate Bond Portfolio

10.	Dogs of Wall Street Portfolio

11.	Emerging Markets Portfolio

12.	Equity Opportunities Portfolio (f/k/a Federated American Leaders Portfolio and Federated Value Portfolio)

13.	Foreign Value Portfolio

14.	Fundamental Growth Portfolio (f/k/a Putnam Growth: Voyager Portfolio and Putnam Growth Portfolio)

15.	Global Bond Portfolio

16.	Global Equities Portfolio

17.	Growth Opportunities Portfolio

18.	Growth-Income Portfolio

19.	High-Yield Bond Portfolio

20.	International Diversified Equities Portfolio

21.	International Growth and Income Portfolio

22.	Mid-Cap Growth Portfolio (f/k/a MFS® Mid-Cap Growth Portfolio)

23.	Real Estate Portfolio

24.	SA AB Growth Portfolio (f/k/a Alliance Growth Portfolio)

25.	SA BlackRock VCP Global Multi Asset Portfolio

26.	SA Fixed Income Index Portfolio

27.	SA Index Allocation 60/40 Portfolio

28.	SA Index Allocation 80/20 Portfolio

29.	SA Index Allocation 90/10 Portfolio

30.	SA International Index Portfolio

31.	SA Janus Focused Growth Portfolio (f/k/a SA Marsico Focused Growth Portfolio, Marsico Focused Growth Portfolio and Marsico Growth Portfolio)

32.	SA JPMorgan MFS Core Bond Portfolio (f/k/a Total Return Bond Portfolio and f/k/a Worldwide High Income Portfolio)

33.	SA Large Cap Index Portfolio

34.	SA Legg Mason BW Large Cap Value Portfolio (f/k/a Davis Venture Value Portfolio)

35.	SA Legg Mason Tactical Opportunities Portfolio

36.	SA MFS® Massachusetts Investors Trust Portfolio (f/k/a MFS® Massachusetts Investors Trust Portfolio, MFS® Growth and Income Portfolio and Growth/Phoenix Investment Counsel Portfolio)

37.	SA MFS® Total Return Portfolio (f/k/a MFS® Total Return Portfolio and Balanced/Phoenix Investment Counsel Portfolio)

38.	SA Mid Cap Index Portfolio

39.	SA Schroders VCP Global Allocation Portfolio

40.	SA Small Cap Index Portfolio

41.	SA T. Rowe Price VCP Balanced Portfolio

42.	Small & Mid Cap Value Portfolio

43.	Small Company Value Portfolio

44.	SunAmerica Dynamic Allocation Portfolio

45.	SunAmerica Dynamic Strategy Portfolio

46.	Technology Portfolio

47.	Telecom Utility Portfolio (f/k/a Utility Portfolio and Federated Utility Portfolio)

48.	Ultra Short Bond Portfolio (f/k/a Cash Management Portfolio)

49.	VCP Total Return Balancedsm Portfolio

50.	VCPsm Managed Asset Allocation SAST Portfolio (f/k/a Protected Asset Allocation SAST Portfolio)

51.	VCPsm Value Portfolio

1.    Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.    The number of authorized Shares of each Series is unlimited.

3.    Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.    With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.    The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.    The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7.    Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of the May 23, 2017.

/s/ Kathleen D. Fuentes
Kathleen D. Fuentes
Secretary